Exhibit 99.1

FERRELLGAS TO EXPAND EAGLE FORD MIDSTREAM OPERATIONS;

ANNOUNCES ACQUISITION OF TWO ADDITIONAL FACILITIES

OVERLAND PARK, KAN., September 2, 2014/GLOBE NEWSWIRE/ — Ferrellgas Partners, L.P. (NYSE:FGP) today announced a definitive agreement to acquire two salt water disposal (SWD) wells in the Eagle Ford Shale region of south Texas from C&E Production, LLC (C&E) and its affiliates, based in Bryan, Texas. The acquisition will increase the partnership’s SWD wells in the region to eight.  Ferrellgas established its midstream division in May 2014 with its acquisition of Sable Environmental, LLC.  The C&E assets will be managed with other existing SWD facilities under the Sable platform, increasing the daily operational permitted capacity 33 percent to 180,000 barrels.  In addition, Ferrellgas will have the contractual right to acquire an additional SWD well from C&E affiliates in the region in the future.

Ryan VanWinkle, Executive Vice President and Chief Financial Officer of Ferrellgas Partners and President, Midstream Operations pointed out, “As we continue our diversification strategy, we are thrilled to have identified a number of attractive midstream opportunities that have advanced our efforts in the growth of our organization.  This acquisition expands our midstream platform in the region, adding both capacity and new energy producers as customers to the collective assets.”  VanWinkle concluded, “While this acquisition expands our existing midstream operations, we remain focused on building a portfolio of operations that will provide us multiple areas of growth in the future.”

Associated with the transaction, equity holders of the C&E SWD assets will acquire $12 million of Ferrellgas common units.  Ferrell Companies, Inc., the parent company of the partnership’s general partner, will also acquire $30 million of Ferrellgas common units.  Proceeds from these offerings will be used to permanently finance this transaction as well as other recent growth initiatives.

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Ferrellgas President and Chief Executive Officer Steve Wambold added, “We remain focused that all acquisitions be immediately accretive for the benefit of our unit holders.  With the addition of these assets, we project annual Adjusted EBITDA from our midstream operations of approximately $30 million.”  Evercore Partners acted as financial advisor to Ferrellgas.

Ferrellgas Partners, L.P., through its operating partnership Ferrellgas, L.P. and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, the Form 10-Q for the quarter ended April 30, 2014, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Alan Heitmann, Investor Relations

alheitmann@ferrellgas.com or (816) 792-6879

Scott Brockelmeyer, Media Relations

scottbrockelmeyer@ferrellgas.com or (913) 661-1830

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